Exhibit 99.3

AMENDMENT NO. 2

TO THE

QUAKER CHEMICAL CORPORATION RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 1997)

WHEREAS, Quaker Chemical Corporation (the “Corporation”) maintains the Quaker Chemical Corporation Retirement Savings Plan (the “Plan”);

WHEREAS, the Plan was amended and restated effective January 1, 1997 and amended on one occasion thereafter; and

WHEREAS, the Corporation wishes to amend the Plan to change from the prior testing methodology to the current year testing methodology for Elective Contributions and Matching Contributions;

NOW, THEREFORE, the Plan is hereby amended with respect to Plan Years beginning on and after January 1, 2001, as follows:

1. Sections 4.6(a)(i) and (ii) of the Plan are hereby amended to read as follows:

(a)	Actual Deferral Percentage Test. The actual deferral percentage for a Plan Year for all Highly Compensated Employees who have met the Plan’s eligibility requirements shall not exceed the greater of:

(i)	The actual deferral percentage for such Plan Year for all Non-Highly Compensated Employees who have met the Plan’s eligibility requirements, multiplied by 1.25, and

(ii)	The actual deferral percentage for such Plan year for all Non-Highly Compensated Employees who have met the Plan’s eligibility requirements, multiplied by 2.0; provided that the actual deferral percentage for Highly Compensated Employees who have met the Plan’s eligibility requirements may not exceed the actual deferral percentage for Non-Highly Compensated Employees who have met the Plan’s eligibility requirements by more than two (2) percentage points.

* * *

2. Section 4.6(c) is hereby amended by striking “the prior Plan Year” in each place it appears and inserting “such Plan Year.”

3. Section 4.7(f)(vi)(3) is hereby amended to read as follows:

(3)	Notwithstanding anything herein to the contrary, in accordance with applicable Regulations and applicable guidance, the Employer may elect to apply the tests set forth in Sections 4.6(a), (b) and (c) using the actual deferral percentage and the actual contribution percentage, as applicable, for the preceding Plan Year for Non-Highly Compensated Employees who have met the Plan’s eligibility requirements in lieu of such percentages for the current Plan Year.

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed on this 25th day of September, 2002.

QUAKER CHEMICAL CORPORATION

Attest:	/s/ D. Jeffry Benoliel	By:	/s/ James A. Geir

James A. Geir Vice President of Human Resources